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                                                                   EXHIBIT 10.45

                         [BWAY Corporation Letterhead]


                                                     August 30, 2001

Mr. Jean-Pierre Ergas
875 N. Michigan Avenue
Suite 1418
Chicago, Illinois  60611

         Re:   Change in Control Agreement

Dear Mr. Ergas:

The purpose of this letter agreement (the "Agreement") is to set forth the terms upon which you may be entitled to certain benefits upon a change in control of Bway Corporation (the "Company")./1/ The Company agrees to provide the following enhanced benefits to you in exchange for your continued employment with the Company and Your compliance with all of Your obligations under this Agreement. Specifically, you ("You" or "Your") and the Company (collectively, the "Parties") agree:

1. The term of this Agreement shall commence on August 30, 2001 (the "Effective Date") and end on the earlier of (i) the date Your employment with the Company terminates, or (ii) the date that is twenty-four (24) months following a Change in Control.

2. Upon a Change in Control, the Company will accelerate vesting of all stock options and stock grants held by You as of the Change in Control so that such options and awards are fully vested and exercisable, provided that You are employed by the Company at any time during the thirty (30) day period prior to the date of the Change in Control. Notwithstanding any terms and provisions of such stock options, You will have at least ninety (90) days following the Change in Control in which to exercise vested options.

3. If, within thirty (30) days prior to or twenty-four (24) months following a Change in Control, You have been continuously employed by the Company from the date of this Agreement, and (i) You terminate Your employment for Good Reason, or (ii) the Company or its successor entity terminates Your employment as Chairman and Chief Executive Officer for any reason other than For Cause, then, subject to Your compliance with terms and conditions of this Agreement, including, but not limited to,
         Section 5 below, the Company will:

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/1/ Unless otherwise indicated, all capitalized terms used in this Agreement are defined in the "Definitions" section of Exhibit A. Exhibit A is incorporated by reference and is included in the definition of "Agreement."


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(a)           within ninety (90) days following the Separation Date, pay You a lump sum payment equivalent to the sum of (i) three (3) times Your annual base salary in effect as of the date of the Change in Control, and (ii) one (1) times Your target incentive bonus in effect as of the date of the Change in Control (collectively, the "Separation Payment");

(b) continue paying for any Executive Perquisites that You are receiving as of the Separation Date until the later of (i) the date that is six (6) months from the Separation Date, or (ii) the end of the calendar year in which the Separation Date occurs; provided, however, that the Company shall not be obligated to pay such Executive Perquisites that it has already paid in full for the applicable time period referenced in preceding sub-clause (i) or (ii);

(c) reimburse Your COBRA premium under the Company's group health plan and dental plan (if any) on a monthly basis for the lesser of (i) the period in which You are eligible to receive such continuation coverage, or (ii) eighteen (18) months (the "COBRA Period");

(d) procure individual medical and dental insurance policies for You on substantially similar terms as the coverage provided by the Company as of the Separation Date under the Company's group health and dental insurance plan(s) for a period of eighteen (18) months following the expiration of the COBRA Period;

(e) procure and pay the premiums for individual life insurance coverage for You on substantially similar terms as the coverage provided to You by the Company as of the Separation Date under the Company's group life insurance plan for a period of three (3) years following the Separation Date;

(f) fully vest You in any retirement benefits to which You may be entitled pursuant to any nonqualified retirement or nonqualified deferred compensation plans maintained by the Company in which You are a participant as of the Separation Date; and

(g) increase, if necessary, the amount of Your "Monthly Retirement Payment" which You are due under the terms and provisions of
              Section 11 of Your Employment Agreement with the Company made as of January 1, 2000 and as may be amended thereafter (the "Employment Agreement"), so that the total "Monthly Retirement Payment" amount to which You are entitled under such terms and provisions as modified by this Agreement shall be equal to Four Thousand One Hundred Sixty-Six and 67/100 Dollars ($4,166.67), the maximum amount possible under such terms and provisions.

The payment and vesting of any benefits set forth in Section 2 and 3 above shall be subject to the satisfaction of all applicable withholding requirements which may necessitate a cash payment from You to the Company.

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In addition, the payments and benefits set forth in Section 3 above shall be conditioned upon:

         (a) Your execution of a Separation and Release Agreement in a form acceptable to the Company whereby You release the Company from any and all liability and claims of any kind; and

         (b) Your compliance with the restrictions set forth in Section 5 below.

4. If Your employment terminates and You are entitled to receive the payments and benefits set forth in Section 3 above, then You shall receive such payments and benefits in lieu of, not in addition to, any payments and benefits You may be entitled to receive upon termination pursuant to Your Employment Agreement, including, but not limited to, the payments and benefits set forth in Section 4(b) of the Employment Agreement.

5. If, during the Restricted Period, You, on Your own behalf or on behalf of any person or entity engaged in the Business, engage in or perform within the Territory any activities deemed to be in competition with the Company, either directly or as a consultant (the "Restricted Activities"), then, upon written notice to You (the "Notice"), (i) this Agreement shall be rescinded; (ii) You shall, within two (2) days of receiving the Notice, return to the Company the entire amount of the Separation Payment You received under Section 3(a) above, (iii) the exercise, payment, delivery, or sale pursuant to any stock options and/or stock grants referenced in Section 2 above shall be rescinded and You shall return to the Company any amounts You received in connection therewith, (iv) the Company's obligation to continue to provide to You any payments or benefits under Sections 3(b) through 3(g) above shall cease as of the date You receive the Notice and You shall forfeit Your right to receive any such payments and/or benefits, and (v) You shall reimburse the Company for the full cost of any benefits the Company provided to You under Sections 3(b) through 3(g) above during the period beginning on the date You commenced the Restricted Activities and ending on the date the You received the Notice. Any waiver of the restrictions set forth in this Section 5 will be in the sole discretion of the Company or the successor entity to the Company, and must be in writing, signed by the Chairman of the Compensation Committee of the Company or the successor entity to the Company.

6. If You have any outstanding obligations to the Company at the time any payments and/or benefits become payable to You pursuant to this Agreement, You acknowledge that the Company is authorized to deduct any amounts owed to the Company from any amounts that would otherwise be due to You pursuant to this Agreement, to the extent permitted by law.

7. Notwithstanding anything else contained in this Agreement, if the aggregate of the amounts being paid to You pursuant to this Agreement and all other amounts paid to You which constitute "parachute payments" (as defined in Code s. 280G)

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         (hereinafter collectively referred to as "Parachute Payments") exceed
         299% of Your "Base Amount" (as defined in Code s. 280G), the amount of Your Separation Payment shall be reduced by the minimum amount necessary to reduce the Parachute Payments to 299% of Your Base Amount. You agree to provide the Company with all information the Company deems necessary, appropriate or useful to determine the extent to which payments described in this Agreement could be subject to an excise tax, and You agree that the Company may release such information to tax professionals chosen by the Company to assist in making this determination.

8. The Board of Directors of the Company or the successor entity to the Company shall have sole and absolute discretion to interpret this Agreement with respect to Your benefits (including, without limitation, by supplying omissions from, correcting deficiencies in, or resolving inconsistencies or ambiguities in, the language of this Agreement with respect to benefits under this Agreement), to determine Your right to benefits hereunder, and to resolve all issues arising under this Agreement with respect to Your benefits hereunder. To the extent that You have a claim for benefits under this Agreement, You will be entitled to assert Your claim, and to appeal from any adverse determination with respect to Your claim, in accordance with the procedures set forth in 29 CFR s.2560.503-1 (using in all cases involving a time limitation the maximum amount of time permissible under such regulations). In all cases, Your claim should be submitted and addressed to the Company or the successor entity to the Company, and Your appeal of any adverse determination with respect to Your claim should be submitted to the Board of Directors of the Company or the successor entity to the Company.

9. This Agreement, including Exhibit A which is incorporated by reference, constitutes the entire agreement between the Parties concerning the subject matter of this Agreement. This Agreement supersedes any prior communications, agreements or understandings, whether oral or written, between the Parties relating to the subject matter of this Agreement, provided, however, that this Agreement does not supersede or modify Your Employment Agreement except to the extent expressly provided in this Agreement, including, but not limited to, as set forth in Section 4 above. Other than terms of this Agreement, no other representation, promise or agreement has been made with You to cause You to sign this Agreement.

10. This Agreement shall be assignable to, and shall inure to the benefit of, the Company's successors and assigns, including, without limitation, successors through merger, name change, consolidation, or sale of a majority of the Company's stock or assets, and shall be binding upon You and Your heirs and assigns. You shall not have the right to assign Your rights or obligations under this Agreement.

11. You agree that any claim arising out of or relating to this Agreement shall be (i) brought in the Superior Court of Cook County, Illinois, or
         (ii) brought in or

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         removed to the United States District Court in the state of Illinois.
         You consent to the personal jurisdiction of the courts identified above. You waive (i) any objection to jurisdiction or venue, or (ii) any defense claiming lack of jurisdiction or improper venue, in any action brought in such courts.

12. The laws of the State of Illinois shall govern this Agreement. If Illinois' conflict of law rules would apply another state's laws, the Parties agree that Illinois law shall still govern.

If the terms set forth in this Agreement are acceptable, please sign below and return the signed original to me on or before August 30, 2001.

                                            Sincerely,

                                            /s/ Alexander P. Dyer

                                            Alexander P. Dyer
                                            Chairman of Compensation Committee

I acknowledge the validity of this 5 page Agreement, including the attached Exhibit, and represent that I have the legal capacity to enter into this Agreement. I have carefully read the Agreement, know and understand the terms and conditions, including its final and binding effect, and sign it voluntarily.

/s/ Jean-Pierre M. Ergas                          08-28-01
-------------------------                      --------------
Signature                                      Date


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                                    EXHIBIT A

                                   Definitions

1. "Business" shall mean the business of manufacturing tinplate and steel packaging for consumer and industrial goods, including, but not limited to, aerosol cans, cold rolled and black plate steel pails, tinplate cans, steel ammunition boxes, and material center services.

2. "Change in Control" shall mean (i) the sale, transfer, or other disposition of eighty percent (80%) or more of the Company's assets, or
         (ii) a sale of fifty percent (50%) or more of the then outstanding voting stock of the Company in a single transaction or a series of related transactions.

3.       "Code" shall mean the Internal Revenue Code of 1986, as amended.

4. "Company" shall mean Bway Corporation, its parents, subsidiaries, affiliates and all related companies, as well as their respective officers, directors, shareholders, employees, agents and any other representatives, any employee benefits plan of the Company, and any fiduciary of those plans.

5. "Executive Perquisites" shall mean any Company provided perquisites provided to You by the Company as set forth in Your Employment Agreement.

6. "For Cause" shall mean a termination of Your employment by the Company because of (i) Your material breach of Your Employment Agreement, (ii) Your conviction by a court of competent jurisdiction of a felony or a crime involving moral turpitude, (iii) conduct by You which, if known to the general public, would likely bring the Company or any of its subsidiaries into substantial public disgrace or disrepute, (iv) Your substantial and repeated failure to perform duties as reasonably directed by the Board of Directors, or (v) Your gross negligence or willful misconduct with respect to the Company or any of its subsidiaries.

7. "Good Reason" shall exist if (a) the Company or its successor entity, without Your written consent, terminates Your employment as Chairman and Chief Executive Officer or requires You to report other than directly to the Board of Directors, (ii) the Company or its successor entity commits a material breach of Your Employment Agreement which is not cured by the Company within thirty (30) days after You deliver written notice of such breach to the Board of Directors and the General Counsel, (iii) the shareholders of the Company or its successor entity remove or fail to elect You as a member of the Board of Directors, or
         (iv) the Board of Directors removes or fails to elect You as Chairman of the Board of Directors.

8. "Restricted Period" shall mean the time period during Your employment with the Company and for a period of one (1) year after Your employment with the Company ends.

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9.       "Separation Date" shall mean the date on which the Company terminates
         Your employment other than For Cause, or the date on which You terminate Your employment with the Company for Good Reason.

10.      "Territory" shall mean North America.


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